Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement 333-256605
Dated October 12, 2022

BUSINESS FIRST BANCSHARES

Follow-On Offering of Common Stock

October 12, 2022


BUSINESS FIRST BANCSHARES
NASDAQ: BFST
Nasdaq

LEGAL DISCLOSURES

This presentation has been prepared by Business First Bancshares, Inc. (the "Company") solely for informational purposes based on its own information, as well as information from public sources. This presentation has been prepared to assist interested parties in making their own evaluation of the Company and does not purport to contain all of the information that may be relevant. In all cases, interested parties should conduct their own investigation and analysis of the Company and the data set forth in this presentation and other information provided by or on behalf of the Company.

This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of the Company by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof. The Company is not making any implied or express representation or warranty as to the accuracy or completeness of the information summarized herein or made available in connection with any further investigation of the Company. The Company expressly disclaims any and all liability that may be based on such information, errors therein or omissions therefrom. Only those representations and warranties contained in an executed agreement containing the terms and conditions of a transaction, if any, shall have any legal effect.

Certain of the information contained herein may be derived from information provided by industry sources. The Company believes that such information is accurate and that the sources from which it has been obtained are reliable. The Company cannot guarantee the accuracy of such information, however, and has not independently verified such information.

Registration Statement

The shares will be issued pursuant to an effective shelf registration statement (File No. 333-256605) the Company filed with the Securities and Exchange Commission (SEC) and only by means of the accompanying prospectus and a related prospectus supplement. Prospective investors should read the prospectus and other documents Business First has filed with the SEC for more complete information about the Company and the offering. Copies of these documents and the related prospectus supplement, when available, may be obtained at no charge by visiting the SEC's website at www.SEC.gov. Copies of the prospectus and related prospectus supplement, when available, may also be obtained by contacting Stephens Inc., 111 Center Street, Little Rock, AR 72201, Attn: Syndicate (1-800-643-9691).

LEGAL DISCLOSURES

Special Note Concerning Forward-Looking Statements

This investor presentation contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements in some cases through the Company's use of words such as "believes," "anticipates," "expects," "may," "will," "assumes," "should," "predicts," "could," "would," "intends," "targets," "estimates," "projects," "plans," "potential" and other similar words and expressions of the future or otherwise regarding the Company's future business and financial performance and/or the performance of the banking and mortgage industry and economy in general.

Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. Actual results will also be significantly impacted by the effects of the ongoing COVID-19 pandemic; risks related to integration of acquired businesses, including Texas Citizens Bancorp, Inc.; changes in the strength of the U.S. economy and the local economy in our market areas; volatility and direction of interest rates and market prices; market liquidity; the impact of various actions taken by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; the adequacy of our allowance for loan losses; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this presentation including, without limitation, the risks set forth in "Forward Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022, and risks set forth in other documents the Company files with the SEC. Many of these factors are difficult to foresee and are beyond the Company's ability to control or predict. The Company believes the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. The Company does not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

Non-GAAP Financial Measures

This presentation includes certain financial measures that are not measures recognized under U.S. generally accepted accounting principles ("GAAP") and therefore are considered non-GAAP financial measures. The Company's management uses these non-GAAP financial measures in their analysis of the Company's performance, financial condition and the efficiency of its operations. Management believes that these non-GAAP financial measures provide a greater understanding of the ongoing operations and enhance comparability of results with prior periods. The Company's management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company's underlying operating performance and the analysis of ongoing operating trends. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from the reporting measures with similar names as used by other companies. You should understand how such other banking organizations calculate their non-GAAP financial measures with names similar to the non-GAAP financial measures discussed herein when comparing such information. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the Appendix to this presentation.

OFFERING SUMMARY

Issuer	• Business First Bancshares, Inc. (NASDAQ: BFST)
Offering Type	• Follow-On Offering of Common Stock
Proposed Offering Size	• $50 million (100% primary)
Use of Proceeds	• General corporate purposes, which may include augmenting our capital, supporting future organic growth, funding potential acquisition opportunities, and redeeming certain of our subordinated debt.
Sole Book Running Manager	• Stephens Inc.
Lead Manager	• Raymond James & Associates, Inc.
Co-Managers	• D.A. Davidson & Co.; Hovde Group, LLC; Janney Montgomery Scott LLC; Piper Sandler & Co.
Anticipated Pricing Date	• After market close on October 12th

EXECUTIVE MANAGEMENT



Jude Melville
Director, President and CEO

Age: 47
Year Started at BFST: 2006



Philip Jordan
EVP, Chief Banking Officer

Age: 50
Year Started at BFST: 2008



Mimi Singer Lee
EVP, Chief Human Resources Officer

Age: 45
Year Started at BFST: 2019



Kathryn Manning
EVP, Chief Risk Officer

Age: 35
Year Started at BFST: 2013



Warren McDonald
EVP, Chief Credit Officer

Age: 55
Year Started at BFST: 2006



Gregory Robertson
EVP, Chief Financial Officer

Age: 50
Year Started at BFST: 2011



Keith Mansfield
EVP, Chief Operations Officer

Age: 46
Year Started at BFST: 2016



Saundra Strong
EVP, General Counsel

Age: 44
Year Started at BFST: 2021



Jesse Jackson
EVP, Financial Institutions Group

Age: 46
Year Started at BFST: 2020



Heather Roemer
SVP, Chief of Staff

Age: 41
Year Started at BFST: 2009

INVESTMENT HIGHLIGHTS

- **$5.5B in assets bank holding company operating in 7 regions in Louisiana and Texas**
  - Combination of higher-growth metro markets supported by stable, core funding regions
- **Commercial banking strategy since 2006 founding**
  - 43% total commercial loans[1]; 41% DDA
- **Young but seasoned executive team**
  - Continuity at the top complemented by experienced external hires
- **Impressive franchise expansion since 2017 through a well-balanced combination of de novo expansion, banker hires and M&A**
  - Total Asset CAGR: 34.0% *(December 31, 2016 – June 30, 2022)*
- **Established Texas franchise in Dallas and Houston**
  - 32% of total loans in Texas
- **Financial momentum clearly evident in YTD 2022 results**
  - Expanding NIM combined with improving efficiencies resulting in higher profitability
- **Conservative credit culture**
  - Diversified portfolio, low loan balances, and high ALLL + FV Discount ratio
- **Foundation in place for continued growth**
  - Recent success recruiting new bankers plus market dislocation in several regions

Note: BFST financial results as of June 30, 2022.
(1) Includes C&I and OOCRE loans.

RECENT CORPORATE HISTORY: SIGNIFICANT MILESTONES

2017
- Acquired Minden Bancorp, Inc. ($317.4 mm[2] in total assets)
- Completed $66 mm private placement of common stock
- Expanded de novo into DFW, TX market

2018
- Direct listing on NASDAQ under BFST ticker symbol
- Acquired Richland State Bancorp, Inc. ($316.4 mm[2] in total assets)
- Completed $29 mm follow-on equity offering of common stock
- $25 mm subordinated debt issuance

2019
- Opened second full-service location in DFW, TX
- Rebranded as b1BANK

2020
- Acquired Pedestal Bancshares, Inc. ($1.3B[2] in total assets)
- Participated in SBA PPP program ($604.3 mm)
- Participated in Main Street Lending Program ($327.8 mm)
- Establishment of Financial Institutions Group with team lift-out, based in Dallas, TX

2021
- Acquired Smith Shellnut Wilson, LLC in Jackson, MS
- Opened third full-service DFW, TX location
- Self-managed $52.5 mm subordinated debt issuance
- PPP loan sale of $243.6 mm in 2Q 2021
- 2 banker team lift-outs in New Orleans, LA market

2022[1]
- Acquired Texas Citizens Bancorp, Inc. ("TCB", $534.2 mm[2] in total assets)
- Opened fourth full-service DFW, TX location
- Self-managed $72.0 mm preferred stock offering in Q3 2022

Total Assets ($ millions)

2016	2017	2018	2019	2020	2021	2022
$1,106	$1,321	$2,095	$2,274	$4,160	$4,726	$5,530[1]

2016 – YTD June 30, 2022 Total Asset CAGR: 34.0%

(1) As of June 30, 2022. All other periods as of December 31st.
(2) Book value of total assets at closing.

PRODUCTION TEAM INVESTMENTS SINCE JULY 1, 2020

- **Recruited 27 producers in 14 different markets with an average of 18 years of industry experience from 15 different financial institutions**
- **Dallas-Fort Worth Region**
  - FIG team lift-out in September 2020
  - Added 5 producers in 2021
  - Opened 4th full-service location in May 2022
  - Added 4 producers YTD 2022 (as of 6/30/22)
  - Achieved $1.0 billion in total loans (as of 8/31/22)


Dallas, TX

- **Greater New Orleans Region**
  - Opened two LPOs during 2021 (Mandeville and Metairie)
  - Added a total of 9 producers in these two LPOs
  - Added 1 banker in Covington


New Orleans, LA

- **North Louisiana Region**
  - Opened Ruston LPO in May 2021
  - Added 4 total bankers in the region
- **Additional recruiting wins**
  - Baton Rouge, Gonzales, Lake Charles, Houma

Note: Above information as of June 30, 2022, unless otherwise noted.

SMITH SHELLNUT WILSON

AN AFFILIATE OF b1BANK

- April 1, 2021 – Smith Shellnut Wilson, LLC (SSW) was acquired by b1BANK and operates as a wholly-owned subsidiary of b1BANK
- SSW is a registered investment advisor founded in 1995 and offers investment advisory services, which includes discretionary and non-discretionary management of investment portfolios for a variety of clients including financial institutions, high-net worth individuals, trusts and business entities throughout the gulf coast
- As of June 30, 2022, SSW maintained ~$6.2 billion in AUM[1] (~$5.2 billion bank AUM[1], ~$1.1 billion non-bank AUM)
- For Q2 2022, 45% of total AUM fees[1] were represented by banks and credit unions, government and public entities, insurance clients, and corporate clients
  - Remaining 55% of AUM fees are comprised of high-net worth individuals, 401K and pensions, and charitable foundations

Average Quarterly AUM[1][2] ($ in Millions)



$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
Bank AUM (excl. b1BANK)
Non-Bank AUM
~51% growth in Avg. Total AUM since closing
$3,614
$1,129
$2,485
$3,982
$1,187
$2,795
$4,403
$1,214
$3,189
$4,797
$1,093
$3,704
$5,446
$1,059
$4,388
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22

Note: AUM Dollars in millions, unless otherwise noted.

(1) Excludes b1BANK securities portfolio and TruPs/CDs included in client portfolios.

(2) Calculation of quarterly average AUM based on methodology in computing fees and reflects average quarterly AUM balances for the three-months ended for non-bank clients, and four-months ended for bank clients.

SEPTEMBER 2020 INVESTMENT - FINANCIAL INSTITUTIONS GROUP ("FIG")

- In September 2020, b1BANK announced the formation of its Financial Institutions Group (FIG), led by Jesse Jackson, former Texas Capital Bank Dallas Commercial Banker
- The FIG team is headquartered in Dallas and responsible for correspondent banking activities, including loan participations and deposit gathering initiatives
  - FIG team was instrumental in BFST's Q1'21 self-managed $52.5 million subordinated debt offering
  - FIG team was also instrumental in BFST's Q3'22 self-managed $72.0 million preferred stock offering
- Since inception, FIG has managed $460 million in loan participations, including $247 million in loan sales, represented by over 56 bank relationships, and $213 million in loans originated and retained
  - Loan sales help BFST manage credit and borrower concentration risk
- As of June 30, 2022, FIG deposits accounted for $261 million in deposit balances, represented by 41 bank relationships

BFST Loan Participations Since Inception(1)



Portion sold
Portion retained
$247 (54%)
$1.7 average loan size originated and sold
$460MM Loans Originated with Participations
$213 (46%)
$1.4 average loan size originated and retained

- FIG participation in origination process provide BFST with superior execution and pricing of loan sales
- FIG network of bank relationships allow BFST to provide a high-level of client service while maintaining the primary banking position with clients
- BFST receives a servicing fee on loans sold

- Larger loan relationships are managed by selling off individual loans, which helps in the management of concentrations and exposures with larger client relationships
- Median assets of 56 active partner banks of ~$525 million

Note: Dollars in millions.
(1) Loan participation information as of June 30, 2022, since the inception of FIG in September 2020. Excludes Main Street Lending Program loans (MSLP).

ORGANIC GROWTH BY REGION - AS OF JUNE 30, 2022

- **Successful execution of metro-market growth strategy**
  - Approximately $680 million net loan growth over the last twelve months in Dallas and Greater New Orleans markets
  - Dallas and New Orleans also grew deposits over $100 million in the last twelve months
- **Loan growth further supported by lower-cost funding in legacy BFST markets**
- **Year-over-year NIB deposit growth of approximately 44%, or $522 million**

Region	Loans 06/30/21	Loans 06/30/22	Growth $	Growth %	Deposits 06/30/21	Deposits 06/30/22	Growth $	Growth %	L/D Ratio 06/30/22
Dallas Fort Worth	$ 511.5	$ 925.2	$ 413.7	80.9%	$ 158.5	$ 259.7	$ 101.2	63.8%	356.3%
Greater New Orleans	$ 353.3	$ 618.7	$ 265.4	75.1%	$ 162.2	$ 264.6	$ 102.4	63.1%	233.8%
Capital	$ 444.7	$ 565.7	$ 121.0	27.2%	$ 740.6	$ 793.9	$ 53.3	7.2%	71.3%
North Louisiana	$ 600.2	$ 724.3	$ 124.1	20.7%	$ 792.5	$ 817.7	$ 25.2	3.2%	88.6%
Southwest Louisiana	$ 568.7	$ 523.2	$ (45.5)	(8.0%)	$ 1,061.6	$ 1,060.9	$ (0.7)	(0.1%)	49.3%
Bayou	$ 400.7	$ 345.6	$ (55.1)	(13.8%)	$ 569.3	$ 674.9	$ 105.6	18.5%	51.2%
Houston	--	$ 372.3	--	--	--	$ 477.1	--	--	78.0%

Note: Dollars in millions. Financial data as of June 30, 2022. Deposit balances do not tie to consolidated figures as a result of wholesale deposits, timing differences and other items recorded at the corporate level. Loan amounts based on outstanding loan balance before accounting adjustments. Loan balances include balances at LPOs.

YTD 2022 FINANCIAL RESULTS

- Acquired Texas Citizens Bank on March 1st ($534mm in Total Assets)
- Organic loan growth of $575 million, or 36% annualized
- Texas loans of approximately $1.3 billion, or 32% of total loans
- Organic deposit growth of $104 million, or 5% annualized
  - Organic NIB growth of $216 million, or 34% annualized
- Q2 ROAA of 1.02%, ROAE of 12.2%, ROATCE of 15.9%
  - Core ROAA[1] of 1.08%, Core ROAE[1] of 12.9%, Core ROATCE[1] of 16.8%
- Q2 NIM up 42 bps vs Q4 '21; Q2 NIM excluding loan discount accretion[2] up 35 bps vs Q4 '21
- Q2 '22 loan yield excluding PPP fees[5] increased 17 bps since Q4 '21 while total deposit costs decreased by 5 bps



Gross Loans
$1,528.5
$1,710.3
$2,991.4
$3,189.6
$4,113.7
2018Y
2019Y
2020Y
2021Y
YTD 2022
Total Deposits
$1,733.9
$1,782.0
$3,616.7
$4,077.3
$4,658.2
2018Y
2019Y
2020Y
2021Y
YTD 2022
Net Income(1)
$16.8
$14.1
$24.6
$23.8
$37.5
$30.0
$53.9
$52.1
$24.8
$22.5
2018Y
2019Y
2020Y
2021Y
YTD 2022
ROAA(1)
1.00%
0.84%
1.15%
1.11%
1.09%
0.88%
1.22%
1.18%
0.96%
0.87%
2018Y
2019Y
2020Y
2021Y
YTD 2022
NIM(2)
4.02%
3.94%
4.10%
3.97%
4.06%
3.85%
3.84%
3.64%
3.98%
3.77%
2018Y
2019Y
2020Y
2021Y
Q2 2022
Efficiency Ratio(3)(4)
71.8%
66.9%
64.4%
63.4%
67.8%
61.1%
61.8%
60.6%
68.1%
65.7%
2018Y
2019Y
2020Y
2021Y
YTD 2022

Note: Dollars in millions. Data as of June 30, 2022.
(1) The orange shaded areas represent core results which are non-GAAP financial measures. See appendix for applicable reconciliation.
(2) The blue shaded areas represent NIM excluding loan discount accretion which are non-GAAP financial measures. See appendix for applicable reconciliation.
(3) The blue shaded areas represent core results which are non-GAAP financial measures. See appendix for applicable reconciliation.
(4) Noninterest expense (excluding provision for loan losses) divided by noninterest income plus net interest income less gain/loss on sales of securities.
(5) Loan yield excluding PPP fees which is a non-GAAP financial measure. See appendix for applicable reconciliation.

YTD 2022 OPERATING LOAN GROWTH



Loan Composition by Region
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
% of portfolio
9.1%
22.7%
15.2%
8.5%
12.8%
17.8%
13.9%
12/31/16
12/31/17
12/31/18
12/31/19
12/31/20
12/31/21
06/30/22
Capital
North Louisiana
Southwest Louisiana
Bayou
Greater New Orleans
Dallas
Houston



YTD 2022 Loan Growth Waterfall
$3,198
$1,155
$350
$(211)
$(407)
$24
$4,110
Q2'22 YTD Organic Net Operating Growth(1)(2) of 34.8%
Beginning Loans
BFST Originations
TCB Loans(3)
Paydowns
Payoffs
Net Refinance
Ending Loans

Note: Data is as of June 30, 2022. Dollars in millions. Loan balances are before accounting adjustments.
(1) Net operating loans are defined as loans per the general ledger, excluding PPP, deferred costs/fees, corporate & other, overdrafts, and loan premium/discount.
(2) Excludes acquired TCB loans and TCB's March loan growth. Includes TCB's 2Q22 loan growth.
(3) Reflects acquired TCB loans of $349.5MM as of 3/1/22 acquisition date.

- **In July 2022, a single commercial loan totaling $6.3 million was repaid in full**
  - As of June 30, 2022, this loan was classified as nonaccrual as a result of the hurricane-related insurance settlement process, representing approximately 37% of Q2 '22 NPLs
- **Texas Citizens Bank systems conversion on July 22, 2022**
- **Preferred stock offering of $72 million completed on September 1, 2022**

For the period ended, $ millions	For the Quarter Ended 12/31/2021	3/31/2022	6/30/2022	Preliminary Qtr Ended[1] 9/30/2022	YTD Annualized Growth[1][2]
Balance Sheet:					
Total Assets	$4,726.4	$5,362.2	$5,530.4	$5,806.7	15%
Gross Loans - HFI	3,189.6	3,748.5	4,113.7	4,429.9	37
Total Deposits	4,077.3	4,657.7	4,658.2	4,586.1	1
Loan/Deposit Ratio	78.2%	80.5%	88.3%	96.6%	-

For the period ended, $ millions	For the Quarter Ended 12/31/2021	3/31/2022	6/30/2022	Preliminary Qtr Ended[1] 9/30/2022	YTD[1] 9/30/2022
Income Statement:					
Interest Income	$42.3	$44.1	$54.0	$63.5	$161.6
Interest Expense	3.9	3.6	4.5	10.0	18.1
Net Interest Income	38.3	40.5	49.6	53.5	143.5
Total Noninterest Income	7.7	5.9	7.0	8.1	21.0
Total Noninterest Expense	30.1	33.7	36.4	40.9	111.0
Pre-tax, Pre-provision Earnings	15.9	12.7	20.2	20.6	53.5
Adjusted Income	(0.9)	0.7	0.0	(0.3)	0.5
Adjusted Expense	0.3	1.0	1.0	3.5	5.5
Core Pre-tax, Pre-provision earnings[3]	$15.4	$14.4	$21.2	$23.9	$59.5
Provision for Loan Losses	1.3	1.6	2.9	3.3	7.8


NIM(4)
3.57%
3.42%
3.51%
3.43%
3.98%
3.77%
4.05%
3.92%
Q4'21
Q1'22
Q2'22
Q3'22(1)


Efficiency Ratio(5)(6)
65.6%
65.4%
72.7%
69.4%
64.3%
62.6%
66.5%
61.0%
Q4'21
Q1'22
Q2'22
Q3'22(1)

Note: Dollars in millions.
(1) The third quarter 2022 results described above for the Company are estimated, preliminary, subject to completion and may change. Because the Company has not completed its normal quarterly closing and review procedures for the third quarter, and subsequent events may occur that require adjustments to these results, there can be no assurance that the final results for the third quarter will not differ materially from these estimates.
(2) Based on YTD organic growth through September 30, 2022.
(3) Non-GAAP financial measure. See appendix for applicable reconciliation.
(4) The blue shaded areas represent NIM excluding loan discount accretion which are non-GAAP financial measures. See appendix for applicable reconciliation.
(5) The blue shaded areas represent core results which are non-GAAP financial measures. See appendix for applicable reconciliation.
(6) Noninterest expense (excluding provision for loan losses) divided by noninterest income plus net interest income less gain/loss on sales of securities.

BALANCED FOOTPRINT


DALLAS / FORT WORTH REGION
NORTH LOUISIANA REGION
HOUSTON REGION
SOUTWEST LOUISIANA REGION
CAPITAL REGION
GREATER NEW ORLEANS REGION
BAYOU REGION

Dallas Fort Worth Region

# of Banking Centers:	4
Total Loans:	$925.2
Total Deposits:	$259.7
Deposits / Banking Center	$64.9

Houston Region

# of Banking Centers:	6
Total Loans:	$372.3
Total Deposits:	$477.1
Deposits / Banking Center	$79.5

Southwest Louisiana Region

# of Banking Centers:	14
Total Loans:	$523.2
Total Deposits:	$1,060.9
Deposits / Banking Center	$75.8

North Louisiana Region

# of Banking Centers:	7
# of LPOs:	1
# of Standalone ITMs:	1
Total Loans:	$724.3
Total Deposits:	$817.7
Deposits / Banking Center	$116.8

Capital Region

# of Banking Centers:	8
Total Loans:	$565.7
Total Deposits:	$793.9
Deposits / Banking Center:	$99.2

Bayou Region

# of Banking Centers:	6
Total Loans:	$345.6
Total Deposits:	$674.9
Deposits / Banking Center:	$112.5

Greater New Orleans Region

# of Banking Centers:	2
# of LPOs:	2
Total Loans:	$618.7
Total Deposits:	$264.6
Deposits / Banking Center:	$132.3

Note: Dollars in millions. Financial data as of June 30, 2022. Deposit balances do not tie to consolidated figures as a result of wholesale deposits, timing differences and other items recorded at the corporate level. Loan amounts based on outstanding loan balance before accounting adjustments.

OPTIMIZING BRANCH NETWORK AND INFRASTRUCTURE INVESTMENTS

BFST Footprint[1]


b1BANK (Organic / De Novo)
(11 active[2] / 2 closed)
American Gateway
(6 active / 4 closed)
Minden
(2 active / 0 closed)
Richland
(5 active[3] / 2 sold / 1 closed)
Pedestal
(18 active / 4 closed[4])
Texas Citizens
(6 active / 0 closed)
Closed or Sold
(2 legacy / 11 acquired)
Loan Production Office ("LPO")
(3 active)

December 31, 2014
6
Banking Centers

58
Added

13
Closed or Sold

June 30, 2022
51
Banking Centers

- ✓ 6 full-service banking centers
- ✓ ~$98MM avg. total deposits per banking center

\+

- ✓ 48 acquired banking centers
- ✓ 4 De Novo banking centers
- ✓ 6 De Novo LPOs (3 LPOs converted to full-service branches)

−

- ✓ 2 legacy b1BANK banking centers closed
- ✓ 9 acquired banking centers closed
- ✓ 2 acquired banking centers sold for a gain

=

- ✓ 48 full-service banking centers
- ✓ 3 active LPOs
- ✓ ~$100MM avg. total deposits per banking center[3]
- ✓ ~100% increase in average NIB deposits per banking center[5]

Data Source: S&P Global Market Intelligence.
(1) Reflects b1BANK branch network, including all acquired, closed/divested, and de novo locations.
(2) Includes three legacy b1BANK locations that converted from LPO to full-service banking centers. Includes four DFW banking centers.
(3) Includes one closed full-service banking center in Rayville, LA that maintains an active ITM.
(4) Excludes one location sold by Pedestal prior to closing.
(5) Represents aggregate growth in average noninterest bearing deposits per banking center from December 31, 2014, to June 30, 2022. Excludes active LPOs and recently opened Uptown Dallas location from calculation.

OVERVIEW OF DALLAS MARKET

Market Highlights

- Dallas's population of 7.8 million makes it the largest MSA in Texas and the 4th largest MSA in the United States
  - Dallas's population is larger than all but 13 states
- Dallas MSA ranked #7 in total deposits nationally in 2022 with approximately $427 billion
- Dallas was responsible for ~27% of Texas's GDP in 2021
- Top largest net migration destination in Texas
  - Rate of migration increased by over 20% since the offset of the pandemic
- Home to 22 Fortune 500 companies
  - 4 of the 22 companies are in the Fortune 100
  - Major U.S. airport hub
- Ranked 10th nationally and #1 in Texas for "high-net-worth" individuals, defined as those with a net worth of at least $1 million in 2021
  - Median HHI in DFW MSA expected to increase by ~11.9% between 2022 and 2027
- 60,000+ small businesses in Dallas County which employ roughly half of employees in the city

Dallas MSA Deposit Market Share(1)

Rank	Institution	Branches	Deposits In Market ($M)
1	Bank of America Corporation (NC)	129	135,870
2	JPMorgan Chase & Co. (NY)	191	101,297
3	Wells Fargo & Co. (CA)	153	27,680
4	Texas Capital Bancshares Inc. (TX)	6	17,511
5	Cullen/Frost Bankers Inc. (TX)	43	11,495
6	NexBank Capital Inc. (TX)	3	10,133
7	Prosperity Bancshares Inc. (TX)	60	8,126
8	BOK Financial Corp. (OK)	19	7,709
9	Comerica Inc. (TX)	56	7,086
10	Independent Bk Group Inc. (TX)	34	6,976
11	Veritex Holdings Inc. (TX)	20	6,936
12	The PNC Finl Svcs Grp (PA)	98	6,440
13	Hilltop Holdings Inc. (TX)	20	5,631
14	A.N.B. Holding Co. Ltd. (TX)	25	4,665
15	Inwood Bancshares Inc. (TX)	14	3,704
82	Bus. First Bancshares Inc. (LA)	5	260

Dallas's Fortune 500 Companies

ExxonMobil, McKESSON, AT&T, Energy Transfer, American Airlines, CBRE, Southwest, FLUOR, AECOM, Tenet Health, Kimberly-Clark, Texas Instruments, HollyFrontier, Charles Schwab, Jacobs, Yum China, Pioneer Natural Resources, D.R. Horton, Vistra Energy, Celanese, Commercial Metals, Core-Mark

(1) FDIC deposit data as of June 30, 2022

Data Source: S&P Global Market Intelligence, FRED Economic Data, Dallas Fed, Fortune Magazine, Culturemap, Brand New Marketing

Market Highlights

- Houston's population of 7.2 million makes it the 5th largest MSA in the United States
  - Houston's population is larger than all but 13 states
- Home to 24 Fortune 500 companies
- Port Houston ranked #1 as the largest port in the US by foreign waterborne tonnage, imports, export tonnage and total vessel transits
- Texas Medical Center is the largest medical complex in the world and the 8th largest business district in the US
- Ranked the second fastest-growing tech hub for relocations resulting from the COVID-19 pandemic

Houston & Dallas' Rank Among Top 25 US MSAs[2]

	Houston	Dallas
Population	5	4
Projected Population Growth	3	4
Market Deposits	7	6
GDP	7	6

Houston MSA Deposit Market Share[1]

Rank	Institution	Branches	Deposits in Market ($M)
1	JPMorgan Chase & Co. (NY)	170	187,365
2	Wells Fargo & Co. (CA)	158	33,525
3	Bank of America Corporation (NC)	105	29,153
4	Zions Bancorp. NA (UT)	59	14,094
5	The PNC Finl Svcs Grp (PA)	78	11,281
6	Cullen/Frost Bankers Inc. (TX)	55	8,384
7	Cadence Bank (MS)	23	7,612
8	Capital One Financial Corp. (VA)	18	7,499
9	Allegiance Bancshares Inc. (TX)	41	7,162
10	Prosperity Bancshares Inc. (TX)	59	6,677
11	Woodforest Financial Grp Inc. (TX)	107	5,850
12	Comerica Inc. (TX)	45	3,853
13	Texas Capital Bancshares Inc. (TX)	2	2,867
14	Truist Financial Corp. (NC)	21	2,859
15	BOK Financial Corp. (OK)	11	2,638
43	Bus. First Bancshares Inc. (LA)	6	481

Houston's Fortune 500 Companies

Kinder Morgan, Sysco, Enterprise Products Partners L.P., Hewlett Packard Enterprise, Plains GP Holdings, Baker Hughes, ConocoPhillips, OXY, WM, EOG Resources, Phillips 66, Quanta Services, Inc., Halliburton, Group 1 Automotive, Cheniere, NRG, CenterPoint Energy, Targa, Westlake Chemical, NOV, Huntsman (Enriching lives through innovation), Crown Castle, KBR, Academy Sports + Outdoors

(1) FDIC deposit data as of June 30, 2022.
(2) Top 25 US MSAs by population.
Data Source: S&P Global Market Intelligence, Houston.org, Port Houston, Texas Medical Center, Axios, Statistica, Fortune Magazine.

OVERVIEW OF LOUISIANA MARKETS

Greater New Orleans Region

- The population of New Orleans increased ~7.7% between 2010 and 2022 vs ~2.8% for the entire state
  - The current Greater New Orleans population is ~1.3 million people, with the city at around 80% of pre-Hurricane Katrina levels
  - Cost of living remains below the national average and in the bottom third of major U.S. cities nationally[1]
- New Orleans MSA GDP was ~$76 billion in 2020, or ~30% of the state's total GDP
- 13,000+ businesses in New Orleans, including Entergy, a Fortune 500 company, and Tulane University
- The Port of New Orleans has begun the process of building the Louisiana International Terminal, an estimated $1.5B shipping container infrastructure project expected to open in 2027

Major Louisiana Employers

Fortune 500 HQ: entergy, CenturyLink

Large Employers: Ochsner Health, Tulane University, ACADIA Healthcare, Northrop Grumman, LSU

Baton Rouge & Other Louisiana Markets

- Baton Rouge is the state capital and primary campus for LSU
  - The Baton Rouge MSA ranks #1 in the state with a median HHI of $66,200
- Northern Louisiana is home to Fortune 500 company CenturyLink (Monroe) as well as Shreveport, the second most popular tourist city in the state and home to many iconic riverboat casinos (Shreveport is 200 miles from Dallas)
  - LPO in Ruston in 2021
- The Southwest Louisiana and Bayou regions are stable markets with a combined loan/deposit ratio of 50.1% as of June 30, 2022
  - Selected areas are benefiting from the rebuild following recent hurricanes
  - Lake Charles is approximately 150 miles from Houston

Louisiana State Deposit Market Share[2]

Rank	Institution	Branches	Deposits in Market ($M)
1	JPMorgan Chase & Co. (NY)	104	25,583
2	Capital One Financial Corp. (VA)	68	24,804
3	Hancock Whitney Corp. (MS)	95	18,056
4	Regions Financial Corp. (AL)	84	9,332
5	The Toronto-Dominion Bank	56	8,604
6	Bus. First Bancshares Inc. (LA)	38	3,921
7	Origin Bancorp Inc. (LA)	21	2,934
8	Red River Bancshares Inc. (LA)	29	2,862
9	Gulf Coast B&TC (LA)	20	2,667
10	Home Bancorp Inc. (LA)	35	2,402

(1) Major U.S. cities defined as populations of at least 500,000.
(2) FDIC deposit data as of June 30, 2022.
Data Source: S&P Global Market Intelligence, U.S. Census Bureau, AdvisorSmith, Fred Economic Data, Nola.com, Louisiana International Terminal, Google Maps, Shrevport-bossier.org, CenturyLink, Wall Street Journal

ENHANCED MARKET DEMOGRAPHICS

Texas Lending (% of Total)



Loans in millions
3.4%
$52
12.5%
$212
13.5%
$363
20.0%
$638
31.8%
$1,298
12/31/18
12/31/19
12/31/20
12/31/21
06/30/22

GDP ($B)



$488.2
$534.8
$255.3
Top 25 MSAs Median: $402.5
Houston
Dallas
Louisiana

Deposits in Market ($B)



$364.9
$426.5
$124.3
Top 25 MSAs Median: $231.3
Houston
Dallas
BFST - Louisiana

Population (000s)



7,273
7,827
3,871
Top 25 MSAs Median: 4,723
Houston
Dallas
BFST - Louisiana

Proj. Population Growth



6.0%
5.9%
0.1%
Top 25 MSAs Median: 4.5%
Houston
Dallas
BFST - Louisiana

Median Household Income



$74,859
$81,205
$53,406
Top 25 MSAs Median: $81,746
Houston
Dallas
BFST - Louisiana

Note: Population growth and median household income weighted by deposits for BFST's Louisiana footprint. Top 25 Median shown for Top 25 US MSAs by population.
Data Source: S&P Global Market Intelligence, Statista, Bureau of Economic Analysis, FRED Economic Data.

BFST PROVEN DALLAS EXPANSION STRATEGY

- **Since 2017, BFST has executed on a multi-year, organic growth strategy in Dallas**
  - Successful ramp up from 1 LPO to 4 full-service banking centers
  - BFST currently has over $1 billion of loans outstanding as of August 31, 2022, with 34 producers / commercial bankers
  - Current Dallas pipeline includes nearly $100 million in approved but not yet closed loans
- **BFST's Dallas market expansion provides a road map for future growth in Houston**



Frisco Banking Center
Opened: March 2021
Loans: $457mm Deposits: $98mm(2)
Spring Valley Banking Center
LPO: November 2017
Full Service: May 2018
Loans: $41mm Deposits: $58mm(2)
Uptown Banking Center
Opened: May 2022
Loans: $289mm Deposits: $65mm(2)
Heath Banking Center
Opened: December 2019
Loans: $236mm Deposits: $34mm(2)

2017:
- Spring Valley LPO Opens
- $21mm Dallas Loans(1)
- 4 FTEs

2018:
- Spring Valley LPO converts to full service banking center
- $52mm Dallas Loans(1)
- 7 FTEs

2019:
- Heath Banking Center Opens
- $212mm Dallas Loans(1)
- 18 FTEs

2020:
- Dallas Financial Institution Group Lift-out
- $363mm Dallas Loans(1)
- 25 FTEs

2021:
- Frisco Banking Center Opens
- $638mm Dallas Loans(1)
- 37 FTEs

2022:
- Uptown Banking Center Opens
- $1.02 billion Dallas Loans(2)
- 44.5 FTEs

2017 2018 2019 2020 2021 2022

(1) Loans as of December 31 for each year end excluding PPP.
(2) Loans (excluding PPP) and Deposits as of August 31, 2022.
Data Source: Company Documents.

PRO FORMA CAPITAL POSITION & LOAN CONCENTRATION

	As of June 30, 2022		
Consolidated Capital Ratios	BFST As Reported	BFST As Adjusted[2]	BFST As Adjusted Pro Forma[2][3]
TCE / TA[1]	6.3 %	6.2 %	7.0 %
Tier 1 Leverage Ratio	7.7	8.9	9.7
CET 1 Ratio	8.1	8.0	8.9
Tier 1 Capital Ratio	8.2	9.5	10.4
Total Capital Ratio	11.1	12.4	13.2
Bank-level Capital Ratios			
Tier 1 Leverage Ratio	9.6 %	10.5 %	11.2 %
CET1 Ratio	10.3	11.2	12.0
Total Capital Ratio	11.0	11.9	12.7
C&D Guideline Ratio	117.9 %	108.0 %	100.1 %
CRE Guideline Ratio	279.8	256.3	237.6

Note: BFST Consolidated Y-9C data as of 6/30/2022.
(1) Non-GAAP financial measure. See appendix for applicable reconciliation.
(2) Includes the impact of BFST's recent $72 million preferred equity offering on September 1, 2022. Assumes $50 million of preferred proceeds passed through to the bank-level. Assumes all downstreamed proceeds were reinvested in assets with a 100% risk weighting.
(3) Pro forma ratios assume $50 million of common equity is raised with a 5.0% underwriting discount and $750k of offering expenses. Assumes 100% of capital is passed through to the bank-level. Assumes all downstreamed proceeds were reinvested in assets with a 100% risk weighting.
Data Source: S&P Global Market Intelligence, Company Documents.

BUSINESS FIRST BANCSHARES

Q2 '22 Financial Results

BALANCE SHEET HIGHLIGHTS

For the quarter ended, $ millions	6/30/2022	Change vs. 3/31/2022	Change vs. 6/30/2021	Q2'22 Highlights
Gross Loans (Excl. HFS)	$4,113.7	10%	44%	- Organic loan growth of 9.74% for the quarter led by the DFW, Greater New Orleans, and North LA markets continuing to diversify the loan portfolio. Year over year loan growth was headlined by the TCB acquisition in Q1 2022.
ALLL + Fair Value Discount on Acquired Loans	$70.2	1%	22%	- ALLL + Fair Value Discount on Acquired Loans as a percentage of total loans of 1.69%. Loan purchase discount increased by approximately $14 million due to closing of TCB in Q1 2022. $2.9 million increase was primarily driven by new loan growth.
Investment Securities	$934.7	-3%	6%	- Fair Market Value of securities portfolio declined as well as rolloff from scheduled maturities.
Deposits	$4,658.2	0%	25%	- Year-over-year deposit growth driven by TCB closing. Deposit growth was flat highlighted by $185 million growth in noninterest-bearing offset by $153 million interest-bearing deposit runoff.
FHLB Borrowings	$254.0	218%	806%	- FHLB Borrowings utilization increased $174 million during the quarter (on a short-term basis) to fund strong growth in the loan portfolio.
Total Equity	$445.5	-2%	3%	- Decrease in equity was primarily driven by the AFS fair value adjustment (-$23.0 million).

Balance Sheet Ratios, $ actual	6/30/2022	Actual 3/31/2022	Actual 6/30/2021	Highlights
Total Risk-based Capital Ratio	11.09 %	11.76 %	13.24 %	- Decreased ratio primarily due to organic growth
Tangible Common Equity / Tangible Assets[(1)]	6.29 %	6.68 %	8.41 %	
Tangible Book Value Per Share[(1)]	$15.13	$15.57	$17.24	- Dilution of TBV year-over-year was impacted by TCB close ($0.55). The quarterly decline is largely attributed to the impact of AOCI adjustments ($1.01).
Gross Loans (Excl. HFS) / Deposits	88.31 %	80.48 %	76.66 %	

(1) Non-GAAP financial measure. See appendix for applicable reconciliation.

QUARTERLY FINANCIAL HIGHLIGHTS

		For the Quarter Ended,				
		6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Profitability	Diluted Earnings per Common Share	$0.61	$0.41	$0.59	$0.50	$0.84
	ROAA	1.02 %	0.71 %	1.05 %	0.95 %	1.58 %
	ROAE	12.22	7.83	11.20	9.47	16.57
	Net Interest Margin	3.98	3.51	3.57	3.71	3.87
	Efficiency Ratio[1]	64.32	72.67	66.07	67.73	56.03
	Core Pre-Tax, Pre-Provision Income[2] in millions	$21.172	$14,441	$15,369	$14,834	$25,827
	Core Diluted Earnings Per Common Share[2]	$0.64	$0.49	$0.57	$0.53	$0.90
	Core ROAA[2]	1.08 %	0.83 %	1.02 %	1.00 %	1.70 %
	Core ROAE[2]	12.93	9.21	10.84	10.03	17.79
	Net Interest Margin excluding loan discount accretion[2]	3.77	3.43	3.42	3.56	3.71
	Core Efficiency Ratio[2]	62.59	69.35	65.96	66.32	53.63
Capital	Tier 1 Leverage Ratio	8.15 %	8.15 %	8.14 %	8.34 %	8.23 %
	Total Risk-based Capital Ratio	11.09	11.76	11.94	12.47	13.24
	Tangible Common Equity / Tangible Assets[2]	6.29	6.68	7.76	8.25	8.41
	Tangible Book Value Per Share[2]	$15.13	$15.57	$17.71	$17.53	$17.24
Asset Quality	NPLs / Loans (Excl. TDRs)[3]	0.42 %	0.29 %	0.41 %	0.45 %	0.40 %
	Allowance for Loan Losses / Loans (Excl. HFS)	0.79	0.78	0.91	0.92	0.94
	ALLL + FV Discount on Acquired Lns/ Loans (Excl. HFS)	1.69	1.84	1.76	1.86	2.00
	NCOs / Average Loans	0.00	0.04	0.01	(0.01)	0.03

- Organic Investments and TCB acquisition accelerate quarter over quarter pre-tax, pre-provision income growth.
- Asset sensitive balance sheet structure paired with strong loan growth position the bank to benefit from pending interest rate increases.
- Asset Quality remains steady while building loan loss reserve to support new loan growth.
- TCB closed with dilution as forecasted and conversion occurred in July 2022. No retention issues experienced with TCB employees post-close.

(1) Noninterest expense (excluding provision for loan losses) divided by noninterest income plus net interest income less gain/loss on sales of securities.
(2) Non-GAAP financial measure. See appendix for applicable reconciliation.
(3) Past due and nonaccrual loan amounts exclude purchased impaired loans, even if contractually past due or if the Company does not expect to receive payment in full, as the Company is currently accreting interest income over the expected life of the loans.

STABLE CREDIT PERFORMANCE

Past Due Loans[1]



0.30%
$8.7
0.17%
$5.3
0.08%
$2.6
0.22%
$8.4
0.08%
$3.4
0.27%
2Q21
3Q21
4Q21
1Q22
2Q22
Past Due Loans to Total Loans
Peer Average
Past Due Loans

Nonperforming Loans[1]



0.80%
0.40%
$11.5
0.45%
$13.7
0.41%
$13.1
0.29%
$10.8
0.42%
$17.1
2Q21
3Q21
4Q21
1Q22
2Q22
Nonperforming Loans to Total Loans
Peer Average
NPLs

ALLL & FV Discount[2]



2.00%
0.94%
1.86%
0.92%
1.76%
0.91%
1.84%
0.78%
1.69%
0.79%
2Q21
3Q21
4Q21
1Q22
2Q22
ALLL+Discount to Total Loans
ALLL to Total Loans

Net Charge-offs



0.08%
0.03%
-0.01%
0.01%
0.04%
0.00%
2Q21
3Q21
4Q21
1Q22
2Q22
NCO/Average Loans
Peer Average

Note: Dollars in millions. Peer average based on average of last five quarters ending 1Q22, Gulf South Peer Group defined as: FBMS, FGBI, HBCP, ISTR, OBNK, RRBI, GNTY, TBK, VBTX, TCBX, CBTX, ABTX.
(1) Past due and nonaccrual loan amounts exclude purchased impaired loans, even if contractually past due or if the Company does not expect to receive payment in full, as the Company is currently accreting interest income over the expected life of the loans.
(2) Total Loans includes SBA PPP loan balances.

YIELD / RATE ANALYSIS


6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
5.13%
5.11%
4.93%
4.75%
5.10%
3.87%
3.71%
3.57%
3.51%
3.98%
3.71%
3.56%
3.42%
3.43%
3.77%
1.75%
0.49%
0.48%
0.40%
0.50%
0.31%
0.34%
0.22%
0.25%
0.25%
0.27%
0.25%
0.21%
Q2'21
Q3'21
Q4'21
Q1'22
Q2'22
NIM
NIM ex. accretion(1)
Cost of Int. Bearing Deposits
Total Cost of Deposits
Loan Yield (excl. SBA PPP)(2)
Target Fed Funds Rate

Note: Data is as of June 30, 2022. Chart based on GAAP data.
(1) NIM excluding loan discount accretion is a non-GAAP financial measure and excludes the accretion of the loan discount on acquired loans. See appendix for applicable reconciliation.
(2) Loan yield excluding PPP fees which is a non GAAP financial measure. See appendix for applicable reconciliation.

LOAN PORTFOLIO OVERVIEW – REPRICING OPPORTUNITY

Loan Portfolio HFI

43.6% of all loans HFI (excl. PPP) are floating/variable rate or fixed rate maturing within the next 12-months

98.5% of all floating rate loans would reprice immediately with another +0.75% shift in interest rates



5.0%
11.4%
18.3%
8.9%
56.4%

	% of Total Loans	Weighted Avg. Rate[1]
Fixed Rate Loans (mature > 1 year)	56.4%	4.43%
Fixed Rate Loans (mature < 1 year)	8.9%	4.64%
Floating Rate with Floors	18.3%	5.34%
Floating Rate without Floors	11.4%	5.48%
Adjustable Rate Loans	5.0%	4.96%
Total	100.0%	4.76%

Floating Rate Loans Set to Reprice



% of Floating Rate Loans set to Reprice
98.5%
99.8%
99.8%
100.0%
100.0%
+75 bps
+150 bps
+175 bps
+200 bps
> +200 bps
Assumed Shift in Interest Rates

Floating Rate Loan Summary	Repricing Opportunity Given the Below Shift in Interest Rates: 0.00% - +0.75%	+0.75% - +1.50%	+1.50% - +1.75%	+1.75% - +2.00%	> +2.00%
Total Outstanding Balance	$ 1,201.5	$ 14.7	$ 0.4	$ 2.5	$ 0.1
% of Total	98.5%	1.2%	0.0%	0.2%	0.0%
Weighted Average Rate(1)	5.41%	4.08%	5.94%	5.78%	7.25%

- 29.7% of total loans HFI are floating rate
  - 98.5% of all floating-rate loans would reprice immediately with another 0.75% shift in interest rates
  - 18.3% of floating-rate loans maintain "active" floors
- 86.9% of floating-rate loans float on the WSJ Prime Daily Index
- 65.3% of total loans HFI are fixed-rate
  - 13.9% of fixed-rate loans mature within the next twelve months[2]

Note: Dollars in millions. Data is as of June 30, 2022. Loan balances are before accounting adjustments and exclude SBA PPP loan balances. "Active" floors reflect a current floating rate below the respective floor.
(1) Reflects weighted average rate for the month-end June 30, 2022.
(2) Includes adjustable-rate loans.

Liquidity Sources		
FHLB Borrowings Capacity	$	1,194
Unencumbered Securities	$	579
Cash Reserves	$	165
Fed Funds Lines Available	$	154
FRB Discount Window[(1)]	$	350
Total	**$**	**2,442**

- Core deposits (excl. jumbo CDs) represent 95.8% of total deposits
- > $2.4 billion in liquidity available

Deposit Composition


CDs > $250K
5.8%
Other CDs
8.2%
Noninterest
Bearing DDA
36.5%
Savings
8.0%
$4.66B
MMDA
25.4%
NOW Accounts
11.7%
Interest Bearing
DDA 4.4%
Non-Interest Bearing
NOW & Int. Bearing DDA
MMDA & Savings
Time Deposits

Historical Deposit Composition


Total Deposit CAGR: 32.7%
$1,056
$354
$257
$180
$265
$1,734
$571
$429
$351
$382
$1,782
$595
$447
$341
$399
$3,617
$810
$954
$689
$1,164
$4,077
$693
$1,314
$780
$1,291
$4,658
$652
$1,557
$752
$1,698
12/31/17
12/31/18
12/31/19
12/31/20
12/31/2021
6/30/2022
Non-Interest Bearing
NOW & Int. Bearing DDA
MMDA & Savings
Time Deposits

Note: Dollars in millions. Data as of June 30, 2022.
(1) Estimate based on pledging capacity.
(2) CD repricing timeline as of June 30, 2022.

SECURITIES PORTFOLIO

- Portfolio's main purpose is to serve as a source of on balance sheet liquidity.
- 100% of securities are classified as available for sale (AFS).
- $967.7 million in securities AFS, primarily concentrated in agency, mortgage-backed securities (MBS) and municipal securities (excludes US Treasuries).
  - 2Q22 weighted average yield of 1.74%
  - Weighted average life of 5.5 years
  - Estimated effective duration of 4.9 years
  - $355.5 million AFS securities pledged as collateral

AFS Securities Portfolio



U.S. Government Agencies / Treasuries 8.4%
Corporate Securities 4.9%
Municipal Securities 34.4%
$1,015
Mortgage-Backed Securities 52.3%

	Book Value	Market Value	Net Unrealized Gain / (Loss)
Municipal Securities	$ 350.3	$ 321.4	$ (28.9)
Mortgage-Backed Securities	534.3	488.4	$ (45.9)
Corporate Securities	47.4	46.2	$ (1.2)
U.S. Government Agencies / Treasuries	83.2	78.7	$ (4.5)
Total AFS Securities	**$ 1,015.2**	**$ 934.7**	**$ (80.5)**

Note: Dollars in millions. Data as of June 30, 2022.

BUSINESS FIRST
BANCSHARES

Loan Portfolio

LOAN COMPOSITION



Consumer & Other, 2.7%
Farmland, 4.2%
Home Equity Loans, 2.1%
Multi-Family, 2.4%
Commercial, 23.1%
1-4 Family, 10.6%
Construction & Land, 15.6%
OOCRE, 20.2%
NOOCRE, 19.1%

COMMERCIAL	
Outstanding:	$951 million
Unfunded:	$401 million
Average Loan:	$283 thousand
NPL %(1):	0.37%

OOCRE	
Outstanding:	$830 million
Unfunded:	$59 million
Average Loan:	$729 thousand
NPL %(1):	0.24%

NOOCRE	
Outstanding:	$785 million
Unfunded:	$75 million
Average Loan:	$1.2 million
NPL %(1):	0.85%

CONSTRUCTION & LAND	
Outstanding:	$642 million
Unfunded:	$359 million
Average Loan:	$447 thousand
NPL %(1):	0.12%

1-4 FAMILY	
Outstanding:	$435 million
Unfunded:	$17 million
Average Loan:	$146 thousand
NPL %(1):	0.77%

Note: Loan composition as of June 30, 2022, based on FDIC call report data.
(1) Past due and nonaccrual loan amounts exclude purchased impaired loans, even if contractually past due or if the Company does not expect to receive payment in full, as the Company is currently accreting interest income over the expected life of the loans.

LOAN COMPOSITION: COMMERCIAL


Commercial Loans By Collateral
Agricultural, 4.8%
Cash/Securities, 11.0%
AR & Inventory, 43.5%
Titled Collateral, 11.4%
All Other, 13.4%
Equipment, 16.0%


Commercial Loans By Region
Houston, 6.5%
Southwest Louisiana, 9.8%
DFW, 26.3%
Greater New Orleans, 10.0%
Capital, 13.3%
North Louisiana, 19.4%
Bayou, 14.8%

- Commercial loans represent 23.1% of the total loan portfolio.
- Total commercial loan growth year-over-year of 40% driven by regional growth in New Orleans and Dallas Fort Worth and the acquisition of TCB.
- Weighted average maturity of the Commercial portfolio is 3.04 years.

Note: Data is as of June 30, 2022. Percentages based on loan balances before accounting adjustments.

LOAN COMPOSITION: COMMERCIAL REAL ESTATE

C&D Composition



10.4%
8.4%
13.0%
16.0%
4.6%
14.1%
3.4%
1.5%
10.7%
17.7%

C&D Portfolio	
Raw Land	10.4%
Vacant Residential Lots	8.4%
Vacant Commercial Lots	13.0%
Land Development - Residential	16.0%
Residential Construction - OORE	4.6%
Residential Construction - Non OORE	14.1%
Commercial Construction - Retail	3.4%
Commercial Construction - Office	1.5%
Commercial Construction - Apartment/Multi Family	10.7%
Commercial Construction - Other	17.7%
Total C&D	**100.0%**
Total C&D Portfolio	**$642,431**
Average Loan Size	**$447**

CRE Composition - Owner Occupied



1.4%
10.6%
15.7%
14.4%
40.7%
17.2%

Owner Occupied CRE Portfolio	
Hotel/Motel	1.4%
Office Building	10.6%
Office/Warehouse	15.7%
Retail	14.4%
Commercial Building	40.7%
Other	17.2%
Total CRE - Owner Occupied	**100.0%**
Total CRE - Owner Occupied Portfolio	**$830,013**
Average Loan Size	**$729**

CRE Composition - Income Producing



14.3%
12.9%
4.2%
5.2%
7.4%
21.0%
22.2%
12.8%

Income Producing CRE Portfolio	
Hotel/Motel	14.3%
Office Building	12.9%
Office/Warehouse	4.2%
Warehouse	5.2%
Retail - Single Tenant	7.4%
Retail - Multi Tenant	21.0%
Commercial Building	22.2%
Other	12.8%
Total CRE - Income Producing	**100.0%**
Total CRE - Income Producing Portfolio	**$784,626**
Average Loan Size	**$1,238**

Note: Dollars in thousands. Data is as of June 30, 2022. Percentages based on loan balances before accounting adjustments and excluding TCB loan portfolio due to manual consolidation and in process review for reclassification tied to early 3Q22 data conversion.

SECTORS IN FOCUS: INDUSTRY COMPOSITION



Retail, 11.0%
Oil and Gas, 4.9%
Hotel and Motels, 3.7%
Food and Drink Services, 3.4%
Other Hospitality, 1.4%
All Others, 75.6%

	Outstanding Balance	% of Total Loans	Average Loan Size	Past Due \$(1)	Past Due %(1)	NPL \$(1)	NPL%(1)
Retail	$411,798	11.0%	$903	$71	0.02%	$53	0.01%
Oil & Gas	$181,828	4.9%	$498	$28	0.02%	$965	0.53%
Hotels and Motels	$137,319	3.7%	$2,497	$0	0.00%	$6,357	4.63%
Food and Drink Services	$127,247	3.4%	$673	$19	0.02%	$779	0.61%
Other Hospitality	$54,008	1.4%	$3,243	$0	0.00%	$0	0.00%
All Other	$2,828,365	75.6%	$223	$2,675	0.09%	$8,948	0.32%
TOTAL	$3,740,565	100.0%	$271	$2,794	0.07%	$17,101	0.46%

Note: Dollars in thousands. Data is as of June 30, 2022. Loan balances based on balances before accounting adjustments and excluding TCB loan portfolio due to manual consolidation and in process review for reclassification tied to early 3Q22 data conversion.
(1) Past due and nonaccrual loan amounts exclude purchased impaired loans, even if contractually past due or if the Company does not expect to receive payment in full, as the Company is currently accreting interest income over the expected life of the loans.

BUSINESS FIRST BANCSHARES

Appendix


Thoughtful, Disciplined Decision-Making
Relationship Driven Team
b1
Meaningful Communication
Striving To Be The Best Through Continual Improvement
Doing the Right Thing The Right Way

b1BANK's five guiding principles reflect our core beliefs and values, which drive all decisions irrespective of our goals, strategies, or external factors. These tenets are more than guides for making business decisions; they are the core of our culture, driving our day-to-day interactions between employees and with our clients to make a positive impact on the communities we serve.


AMERICAN BANKER
2021 Best Banks to Work For
AMERICAN BANKER
2022 Best Banks to Work For
BUSINESS REPORT'S
2021
BEST
PLACES to WORK
IN BATON ROUGE

SOCIAL IMPACT

b1COMMUNITY

2022 Total Volunteerism through June:

- 2,720 Hours
- 436 hours of Financial Literacy education and Non-Profit Service

b1 FOUNDATION

2021 Inception Through June 2022

- Mentored 182 businesses
- Conducted 356 training classes to help entrepreneurs start or grow their business

Project REACh

- Partnership through b1BANK Financial Institutions Group
- Partner with Minority Deposit Institutions (MDI) by helping with correspondent banking services, specialized expertise, supplier network access, and investment. Each partnership is unique based on the MDI's needs.
- 2022 – partnered with 9 banks


Texarkana
Louisiana
2,720 Volunteer Hours
182 Businesses Mentored

HISTORICAL FINANCIAL SUMMARY

	For the Fiscal Year Ended December 31,					YTD
	2017	2018	2019	2020	2021	2022
Balance Sheet & Capital						
Total Assets	$1,321,256	$2,094,896	$2,273,835	$4,160,360	$4,726,378	$5,530,383
Gross Loans (Excl. HFS)	975,284	1,528,469	1,710,265	2,991,355	3,189,608	4,113,726
Deposits	1,055,533	1,733,934	1,782,010	3,616,679	4,077,283	4,658,163
Total Equity	179,935	260,058	285,097	409,963	433,368	445,459
Tangible Common Equity / Tangible Assets[1]	13.04 %	9.90 %	10.36 %	8.45 %	7.76 %	6.29 %
Tier 1 Leverage Ratio	13.53	11.66	10.56	8.79	8.14	8.15
Total Risk-based Capital Ratio	15.23	13.91	13.30	--	11.94	11.09
Net Loans (Excl. HFS) / Assets	73.15 %	72.43 %	74.68 %	71.37 %	66.87 %	73.80 %
Gross Loans (Excl. HFS) / Deposits	92.40	88.15	95.97	82.71	78.23	88.31
NIB Deposits / Deposits	25.07	22.05	22.38	32.19	31.66	36.45
Commercial Loans / Loans (Excl. HFS)[2]	26.09	23.79	22.83	21.60	22.62	23.08
C&D / Total Risk-Based Capital[3]	118.8 %	94.1 %	95.9 %	106.0 %	117.0 %	117.9 %
CRE / Total Risk-Based Capital[3]	286.1	217.2	222.4	262.0	250.1	279.9
Asset Quality						
NPLs / Loans (Excl. TDRs)[4]	1.30 %	0.89 %	0.53 %	0.35 %	0.41 %	0.42 %
NPAs / Assets (Excl. TDRs)[4]	0.98	0.74	0.58	0.48	0.31	0.33
Reserves / Loans (Excl. HFS)	0.90	0.73	0.71	0.74	0.91	0.79
NCOs / Average Loans	0.41	0.00	0.10	0.06	0.03	0.04
Profitability Ratios						
Net Income	$4,848	$14,091	$23,772	$29,994	$52,136	$22,488
ROAA	0.40 %	0.84 %	1.11 %	0.88 %	1.18 %	0.87 %
ROAE	3.68	7.04	8.70	8.42	12.25	10.03
ROATCE[1]	3.95	8.58	10.96	10.15	14.65	12.72
Net Interest Margin	4.01 %	4.02 %	4.10 %	4.06 %	3.84 %	3.75 %
Efficiency Ratio[5]	73.70	71.78	64.37	67.75	61.84	68.08
Non-Interest Income / Avg. Assets	0.47	0.46	0.50	0.63	0.80	0.50
Non-Interest Expense / Avg. Assets	3.07	2.99	2.74	2.95	2.66	2.73

Note: Dollars in thousands. YTD as of June 30, 2022.
(1) Non-GAAP Financial measure. See appendix for applicable reconciliation.
(2) Excludes SBA PPP loans.
(3) Calculated at the bank level based on FDIC call report data.
(4) Past due and nonaccrual loan amounts exclude purchased impaired loans, even if contractually past due or if the Company does not expect to receive payment in full, as the Company is currently accreting interest income over the expected life of the loans.
(5) Noninterest expense (excluding provision for loan losses) divided by noninterest income plus net interest income less gain/loss on sales of securities.

COMMERCIAL REAL ESTATE – HISTORICAL PERFORMANCE

	Q4'16	Q4'17	Q4'18	Q4'19	Q4'20	Q4'21	Q2'22
Construction - 1-4 Family Residential	$ 29,683	$ 37,565	$ 55,485	$ 60,780	$ 68,503	$ 90,861	$ 118,796
Other Const, Development, Vacant Land & Lots	64,742	105,970	155,569	183,401	334,562	457,667	523,635
Total Construction	**94,425**	**143,535**	**211,054**	**244,181**	**403,065**	**548,528**	**642,431**
% of Total Loans [(1)]	*11.6%*	*14.7%*	*13.8%*	*14.3%*	*13.5%*	*17.2%*	*15.6%*
% of Total Bank Capital	*80.1%*	*118.8%*	*94.1%*	*95.9%*	*106.0%*	*117.0%*	*117.9%*
Multi-Family Properties	22,737	20,717	39,273	36,454	95,707	97,508	97,901
Commercial Rental	135,901	174,552	226,723	284,795	496,198	525,977	784,626
Other Loans for Real Estate Purposes	6,541	6,869	10,286	708	736	500	472
Total Outstanding CRE Exposure	**$ 259,604**	**$ 345,673**	**$ 487,336**	**$ 566,138**	**$ 995,706**	**$ 1,172,513**	**$ 1,525,430**
% of Total Loans [(1)]	*32.0%*	*35.4%*	*31.9%*	*33.1%*	*33.3%*	*36.7%*	*37.1%*
% of Total Bank Capital	*220.2%*	*286.1%*	*217.2%*	*222.4%*	*262.0%*	*250.1%*	*279.9%*
Credit Ratings [(2)]							
Pass-Watch / Special Mention %	4.2%	1.1%	1.6%	0.5%	1.7%	2.7%	3.0%
Classified %	1.7%	1.1%	0.9%	0.9%	0.7%	1.2%	1.7%
Total Watch List %	5.9%	2.3%	2.5%	1.4%	2.4%	3.9%	4.7%
Past Dues [(3)]							
Nonaccrual Loans	$ 1,283	$ 2,791	$ 550	$ 1,449	$ 1,578	$ 1,701	$ 7,337
Past Due 90 days or more	-	-	-	-	77	-	126
Total Past Due	$ 1,283	$ 2,791	$ 550	$ 1,449	$ 1,654	$ 1,701	$ 7,463
Total Past Due / Total CRE Loans	*0.5%*	*0.8%*	*0.1%*	*0.3%*	*0.2%*	*0.1%*	*0.5%*
Net Charge Offs YTD [(4)]	$ (431)	$ 9	$ (322)	$ (2)	$ 14	$ 147	$ (18)
Net Charge Offs YTD / CRE Loans	*(0.17%)*	*0.00%*	*(0.07%)*	*(0.00%)*	*0.00%*	*0.01%*	*(0.00%)*

Note: Dollars in thousands.
(1) Calculated at the bank level based on FDIC call report data.
(2) Based on outstanding loan balances prior to accounting adjustments. Percentage based on CRE loans outstanding.
(3) Past due and nonaccrual loan amounts exclude purchased impaired loans, even if contractually past due or if the Company does not expect to receive payment in full, as the Company is currently accreting interest income over the expected life of the loans.
(4) Q4'17 NCOs excludes $600 thousand charge-off required to recognize a purchase discount gain of $2.4 million as a result of the American Gateway transaction. All charge-offs are YTD through period noted.

OIL AND GAS LENDING – HISTORICAL PERFORMANCE

	Q4'16	Q4'17	Q4'18	Q4'19	Q4'20	Q4'21	Q2'22
Upstream	$ 14,392	$ 17,742	$ 12,530	$ 9,639	$ 2,305	$ 246	$ -
Midstream	35,024	25,490	18,148	6,518	$ 1,669	$ 1,048	$ -
Downstream	11,766	10,144	8,578	4,511	$ 467	$ 76	$ 156
Support / Services	73,142	70,765	86,802	77,221	$ 202,710	$ 182,711	$ 181,672
Total Energy Exposure	**$ 134,323**	**$ 124,140**	**$ 126,058**	**$ 97,888**	**$ 207,151**	**$ 184,081**	**$ 181,828**
% of Total Loans	*16.4%*	*12.7%*	*8.2%*	*5.7%*	*7.6%*	*5.8%*	*4.9%*
% of Total Bank Capital	*113.9%*	*103.0%*	*56.5%*	*38.5%*	*54.5%*	*39.3%*	*33.4%*
Total Committed Energy Loans	$ 178,151	$ 160,313	$ 178,073	$ 146,138	$ 279,573	$ 243,052	$ 229,497
Credit Ratings							
Pass-Watch / Special Mention %	17.1%	17.5%	8.6%	12.1%	8.7%	11.1%	8.5%
Classified %	5.7%	3.1%	7.0%	3.6%	3.2%	2.9%	2.3%
Total Watch List % (1)	22.7%	20.6%	15.6%	15.7%	12.0%	14.0%	10.8%
Past Dues (2)							
Nonaccrual Loans	$ 1,125	$ 3,882	$ 2,020	$ 23	$ 394	$ 2,008	$ 965
Past Due 90 days or more	-	-	-	-	71	-	-
Total Past Due	$ 1,125	$ 3,882	$ 2,020	$ 23	$ 465	$ 2,008	$ 965
Total Past Due / Total Energy Loans	*0.8%*	*3.1%*	*1.6%*	*0.0%*	*0.2%*	*1.1%*	*0.5%*
Net Charge Offs YTD	$ 667	$ 2,889	$ -	$ 1,500	$ 251	$ (280)	$ 881
Net Charge Offs YTD/ Energy Loans	*0.5%*	*2.3%*	*0.0%*	*1.5%*	*0.1%*	*(0.2%)*	*0.5%*

Note: Dollars in thousands. Loan balances based on balances before accounting adjustments and excluding TCB loan portfolio due to manual consolidation and in process review for reclassification tied to early 3Q22 data conversion.
(1) Percentage based on Energy loans outstanding.
(2) Past due and nonaccrual loan amounts exclude purchased impaired loans, even if contractually past due or if the Company does not expect to receive payment in full, as the Company is currently accreting interest income over the expected life of the loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Core Net Income, ROAA, ROAE, ROATCE, EPS; NIM excluding loan discount accretion

	For the Year Ended December 31,					Fiscal Quarter					Preliminary Qtr Ended[1]	YTD Ending	YTD Ending[1]
	2017	2018	2019	2020	2021	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	9/30/2022	6/30/2022	9/30/2022
Core Net Income:													
Net Income	$ 4,848	$ 14,091	$ 23,772	$ 29,994	$ 52,136	$ 17,428	$ 16,311	$ 12,068	$ 8,731	$ 13,757	$ 20,649	$ 22,488	$ 43,137
Adjustments[2]:													
Sale of Impaired Credit	$ (1,815)	$ (69)	$ (72)	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Deferred Tax Asset write-down	$ 1,668	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Employee Share Awards- NASDAQ Listing	$ -	$ 93	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
(Gain)/Loss Former Bank Premises & Equipment	$ -	$ (280)	$ 568	$ 277	$ 799	$ 427	$ 390	$ 62	$ 566	$ -	$ -	$ 566	$ 566
(Gain)/Loss on Sale of Securities	$ -	$ (6)	$ (84)	$ (107)	$ (299)	$ 39	$ 9	$ (351)	$ 24	$ 6	$ 7	$ 30	$ 37
(Gain)/Loss on Sale of Banking Center			$ (243)	$ -	$ (354)	$ -	$ -	$ (354)	$ -	$ -	$ -	$ -	$ -
Occupancy and bank premises-hurricane repair	$ -	$ -	$ -	$ -	$ 1,230	$ 741	$ 167	$ 45	$ 182	$ 213	$ (265)	$ 395	$ 130
Stock Option Exercises	$ -	$ -	$ -	$ (530)	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Early Lease Termination Penalty	$ -	$ -	$ 60	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition related expenses	$ 129	$ 2,945	$ 603	$ 7,832	$ 407	$ 74	$ 121	$ 204	$ 763	$ 582	$ 3,521	$ 1,345	$ 4,866
Core Net Income	$ 4,830	$ 16,774	$ 24,614	$ 37,466	$ 53,919	$ 18,709	$ 16,998	$ 11,674	$ 10,266	$ 14,558	$ 23,912	$ 24,824	$ 48,736
Core Return on Average Assets:													
Net Income	$ 4,848	$ 14,091	$ 23,772	$ 29,994	$ 52,136	$ 17,428	$ 16,311	$ 12,068	$ 8,731	$ 13,757	$ 20,649	$ 22,488	$ 43,137
Core Net Income	$ 4,830	$ 16,774	$ 24,614	$ 37,466	$ 53,919	$ 18,709	$ 16,998	$ 11,674	$ 10,266	$ 14,558	$ 23,912	$ 24,824	$ 48,736
Average Assets	$ 1,199,788	$ 1,682,177	$ 2,136,081	$ 3,426,129	$ 4,463,670	$ 4,399,911	$ 4,353,885	$ 4,584,460	$ 4,920,108	$ 5,371,639	–	5,145,872	–
Average Diluted Shares Outstanding	8,003,822	11,545,943	13,670,777	18,243,445	20,634,281	20,827,706	20,513,838	20,462,317	21,162,482	22,056,174	–	21,916,641	–
Diluted Earnings per Common Share	$ 0.61	$ 1.22	$ 1.74	$ 1.64	$ 2.53	$ 0.84	$ 0.56	$ 0.59	$ 0.41	$ 0.61	–	$ 1.03	–
Core Diluted Earnings per Common Share	$ 0.60	$ 1.45	$ 1.80	$ 2.06	$ 2.61	$ 0.90	$ 0.53	$ 0.57	$ 0.49	$ 0.64	–	$ 1.13	–
ROAA	0.40%	0.84%	1.11%	0.88%	1.18%	1.58%	0.95%	1.05%	0.71%	1.02%	–	0.87%	–
Core ROAA	0.40%	1.00%	1.15%	1.09%	1.22%	1.70%	1.00%	1.02%	0.83%	1.08%	–	0.96%	–
ROAE	3.68%	7.04%	8.70%	8.42%	12.25%	16.57%	9.47%	11.20%	7.83%	12.22%	–	10.03%	–
Core ROAE	3.67%	8.38%	8.98%	10.51%	12.67%	17.79%	10.03%	10.84%	9.21%	12.97%	–	11.08%	–
ROATCE	3.95%	8.58%	10.96%	10.15%	14.65%	19.88%	11.41%	13.47%	9.64%	15.94%	–	12.72%	–
Core ROATCE	3.93%	10.21%	11.35%	12.68%	15.15%	21.34%	12.08%	13.03%	11.34%	16.87%	–	14.04%	–
Average Total Common Equity	$ 131,746	$ 200,193	$ 273,205	$ 356,339	$ 425,692	$ 420,640	$ 435,400	$ 430,834	$ 446,003	$ 450,431	–	$ 448,216	–
Average Intangible Assets (ex Goodwill, CDI, & Customer Intangible)	$ (8,974)	$ (35,945)	$ (56,289)	$ (60,904)	$ (69,749)	$ (70,023)	$ (73,173)	$ (72,368)	$ (83,836)	$ (105,190)	–	$ (94,513)	–
Average Tangible Common Equity	$ 122,772	$ 164,248	$ 216,916	$ 295,435	$ 355,943	$ 350,617	$ 362,227	$ 358,466	$ 362,167	$ 345,241	–	$ 353,703	–
Net Interest Margin excluding loan discount accretion:													
Net Interest Income	$ 44,372	$ 62,229	$ 80,198	$ 127,646	$ 153,884	$ 37,945	$ 37,294	$ 38,344	$ 40,475	$ 49,562	$ 53,480	$ 90,037	$ 143,517
Adjustments:													
Loan purchase discount accretion	(4,135)	(1,278)	(2,602)	(6,592)	(7,750)	(1,617)	(1,511)	(1,559)	(920)	(2,588)	(1,712)	(3,508)	(5,220)
Adjusted Net Interest Income	$ 40,237	$ 60,951	$ 77,596	$ 121,054	$ 146,134	$ 36,328	$ 35,783	$ 36,785	$ 39,555	$ 46,974	$ 51,768	$ 86,529	$ 138,297
Average Interest earning Assets	$ 1,106,123	$ 1,547,866	$ 1,956,710	$ 3,145,743	$ 4,011,773	$ 3,920,569	$ 4,016,063	$ 4,299,135	$ 4,612,450	$ 4,984,034	$ 5,287,346	$ 4,798,239	$ 4,961,274
Net Interest Margin	4.01%	4.02%	4.10%	4.06%	3.84%	3.87%	3.71%	3.57%	3.51%	3.98%	4.05%	3.75%	3.86%
Net Interest Margin excluding loan discount accretion	3.64%	3.94%	3.97%	3.85%	3.64%	3.71%	3.50%	3.42%	3.43%	3.77%	3.92%	3.61%	3.72%

Note: Dollars in thousands except per share data.
(1) The third quarter 2022 results described above for the Company are estimated, preliminary, subject to completion and may change. Because the Company has not completed its normal quarterly closing and review procedures for the third quarter, and subsequent events may occur that require adjustments to these results, there can be no assurance that the final results for the third quarter will not differ materially from these estimates.
(2) Adjustments are net of tax.

Loan Yield Excluding SBA PPP fees

	Fiscal Quarter				
	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22
Loan Interest Income	$ 39,135	$ 37,900	$ 38,337	$ 40,183	$ 49,639
Adjustments:					
SBA PPP Fees	(3,019)	(234)	(19)	(9)	(11)
Adjusted Loan Interest Income	$ 36,116	$ 37,666	$ 38,318	$ 40,174	$ 49,628
Average Loan Balance	$ 3,056,608	$ 2,958,641	$ 3,114,210	$ 3,386,050	$ 3,894,899
Average Loan Balance (Excluding SBA PPP Loans)	$ 2,814,593	$ 2,948,491	$ 3,106,437	$ 3,382,325	$ 3,890,470
Loan Yield	5.12%	5.12%	4.92%	4.75%	5.10%
Loan Yield Excluding SBA PPP fees	5.13%	5.11%	4.93%	4.75%	5.10%

Note: Dollars in thousands.

TCE/TA, TBVPS

	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22
Tangible Common Equity / Tangible Assets:					
Tangible Common Equity					
Total Shareholders' Equity	$ 431,006	$ 430,221	$ 433,368	$ 456,837	$ 445,459
Adjustments:					
Goodwill	(60,062)	(60,062)	(59,894)	(89,911)	(88,842)
Core deposit and other intangibles	(13,271)	(12,835)	(12,203)	(15,617)	(15,093)
Total Tangible Common Equity	$ 357,673	$ 357,324	$ 361,271	$ 351,309	$ 341,524
Tangible Assets					
Total Assets	$4,323,959	$4,405,217	$4,726,378	$5,362,235	$5,530,383
Adjustments:					
Goodwill	(60,062)	(60,062)	(59,894)	(89,911)	(88,842)
Core deposit and other intangibles	(13,271)	(12,835)	(12,203)	(15,617)	(15,093)
Total Tangible Assets	$4,250,626	$4,332,320	$4,654,281	$5,256,707	$5,426,448
Common Equity to Total Assets	9.97%	9.77%	9.17%	8.52%	8.05%
Tangible Common Equity to Tangible Assets	8.41%	8.25%	7.76%	6.68%	6.29%
Tangible Book Value per Share:					
Tangible Common Equity					
Total Shareholders' Equity	$ 431,006	$ 430,221	$ 433,368	$ 456,837	$ 445,459
Adjustments:					
Goodwill	(60,062)	(60,062)	(59,894)	(89,911)	(88,842)
Core deposit and other intangibles	(13,271)	(12,835)	(12,203)	(15,617)	(15,093)
Total Tangible Common Equity	$ 357,673	$ 357,324	$ 361,271	$ 351,309	$ 341,524
Common shares outstanding	20,740,759	20,383,504	20,400,349	22,564,607	22,579,451
Book Value per Common Share	$ 20.78	$ 21.11	$ 21.24	$ 20.25	$ 19.73
Tangible Book Value per Common Share	$ 17.24	$ 17.53	$ 17.71	$ 15.57	$ 15.13

Note: Dollars in thousands except per share data.

TCE/TA, TBVPS

	For the Year Ended December 31,				
	2017	2018	2019	2020	2021
Tangible Common Equity / Tangible Assets:					
Tangible Common Equity					
Total Shareholders' Equity	$ 179,935	$ 260,058	$ 285,097	$ 409,963	$ 433,368
Adjustments:					
Goodwill	(6,824)	(49,488)	(48,495)	(53,862)	(59,894)
Core deposit and other intangibles	(2,003)	(7,885)	(6,694)	(9,734)	(12,203)
Total Tangible Common Equity	$ 171,108	$ 202,685	$ 229,908	$ 346,367	$ 361,271
Tangible Assets					
Total Assets	$ 1,321,256	$ 2,094,896	$ 2,273,835	$ 4,160,360	$ 4,726,378
Adjustments:					
Goodwill	(6,824)	(49,488)	(48,495)	(53,862)	(59,894)
Core deposit and other intangibles	(2,003)	(7,885)	(6,694)	(9,734)	(12,203)
Total Tangible Assets	$ 1,312,429	$ 2,037,523	$ 2,218,646	$ 4,096,764	$ 4,654,281
Common Equity to Total Assets	13.62%	12.41%	12.54%	9.85%	9.17%
Tangible Common Equity to Tangible Assets	13.04%	9.95%	10.36%	8.45%	7.76%
Tangible Book Value per Share:					
Tangible Common Equity					
Total Shareholders' Equity	$ 179,935	$ 260,058	$ 285,097	$ 409,963	$ 433,368
Adjustments:					
Goodwill	(6,824)	(49,488)	(48,495)	(53,862)	(59,894)
Core deposit and other intangibles	(2,003)	(7,885)	(6,694)	(9,734)	(12,203)
Total Tangible Common Equity	$ 171,108	$ 202,685	$ 229,908	$ 346,367	$ 361,271
Common shares outstanding	10,232,495	13,213,280	13,279,363	20,621,437	20,400,349
Book Value per Common Share	$ 17.58	$ 19.68	$ 21.47	$ 19.88	$ 21.24
Tangible Book Value per Common Share	$ 16.72	$ 15.34	$ 17.31	$ 16.80	$ 17.71

Note: Dollars in thousands except per share data.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Efficiency Ratio and Core Efficiency Ratio	Fiscal Quarter					Preliminary Qtr Ended[1]	Fiscal Year Ended				YTD Ending	YTD Ending[1]
	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	9/30/2022	12/31/18	12/31/19	12/31/20	12/31/21	6/30/2022	9/30/2022
Interest Income												
Interest Income	$ 42,351	$ 41,534	$ 42,291	$ 44,122	$ 54,014	$ 63,473	$ 76,195	$ 103,467	$ 149,755	$ 170,438	$ 98,136	$ 161,609
Core Interest Income	$ 42,351	$ 41,534	$ 42,291	$ 44,122	$ 54,014	$ 63,473	$ 76,195	$ 103,467	$ 149,755	$ 170,438	$ 98,136	$ 161,609
Interest Expense												
Interest Expense	$ 4,406	$ 4,240	$ 3,947	$ 3,647	$ 4,452	$ 9,993	$ 13,966	$ 103,487	$ 22,109	$ 16,554	$ 8,099	$ 18,092
Core Interest Expense	$ 4,406	$ 4,240	$ 3,947	$ 3,647	$ 4,452	$ 9,993	$ 13,966	$ 103,487	$ 22,109	$ 16,554	$ 8,099	$ 18,092
Other Income												
Other Income	$ 17,376	$ 6,348	$ 6,975	$ 5,896	$ 7,021	$ 8,115	$ 7,779	$ 10,708	$ 21,564	$ 35,782	$ 12,917	$ 21,032
Sale of Impaired Credit	$ -	$ -	$ -	$ -	$ -	$ -	$ (87)	$ (91)	$ -	$ -	$ -	$ -
(Gains)/Losses on Former Bank Premises & Equipment	$ 540	$ 392	$ 78	$ 717	$ -	$ -	$ (355)	$ 719	$ 351	$ 1,010	$ 717	$ 717
(Gains)/Losses on Sale of Securities	$ 50	$ 11	$ (444)	$ 31	$ 8	$ 7	$ (7)	$ (106)	$ (135)	$ (378)	$ 39	$ 46
(Gains)/Losses on Sale of Branch	$ -	$ -	$ (492)	$ -	$ -	$ -	$ -	$ (581)	$ -	$ -	$ -	$ -
Storm Reimbursement	$ -	$ -	$ -	$ -	$ -	$ (265)	$ -	$ -	$ -	$ -	$ -	$ (265)
Core Other Income	$ 17,966	$ 6,751	$ 6,117	$ 6,644	$ 7,029	$ 7,857	$ 7,330	$ 10,649	$ 21,780	$ 36,414	$ 13,673	$ 21,530
Other Expense												
Other Expense	$ 31,116	$ 29,567	$ 29,415	$ 33,720	$ 36,397	$ 40,946	$ 50,248	$ 58,448	$ 100,993	$ 117,061	$ 70,117	$ 111,063
Acquisition-Related Expenses	$ (94)	$ (145)	$ (266)	$ (811)	$ (708)	$ (3,521)	$ (3,568)	$ (750)	$ (9,559)	$ (515)	$ (1,519)	$ (5,040)
Stock Option Exercise - Excess Taxes (Founder's Grants)	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ (71)	$ -	$ -	$ -
Employee Share Awards - NASDAQ Listing	$ -	$ -	$ -	$ -	$ -	$ -	$ (118)	$ -	$ -	$ -	$ -	$ -
Early Lease Termination	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ (87)	$ -	$ -	$ -	$ -
Occupancy and Bank Premises - Storm Repair	$ (938)	$ (211)	$ (57)	$ (231)	$ (270)	$ -	$ -	$ -	$ -	$ (1,556)	$ (501)	$ (501)
Core Other Expense	$ 30,084	$ 29,211	$ 29,092	$ 32,678	$ 35,419	$ 37,425	$ 46,562	$ 57,611	$ 91,363	$ 114,990	$ 68,097	$ 105,522
Efficiency Ratio												
Other Expense (a)	$ 31,116	$ 29,567	$ 29,415	$ 33,720	$ 36,397	$ 40,946	$ 50,248	$ 58,448	$ 100,993	$ 117,061	$ 70,117	$ 111,063
Core Other Expense (c)	$ 30,084	$ 29,211	$ 29,092	$ 32,678	$ 35,419	$ 37,425	$ 46,562	$ 57,611	$ 91,363	$ 114,990	$ 68,097	$ 105,522
Net Interest and Other Income[2] (b)	$ 55,371	$ 43,653	$ 44,875	$ 46,402	$ 56,591	$ 61,602	$ 70,001	$ 90,800	$ 149,075	$ 189,288	$ 102,993	$ 164,595
Core Net Interest and Other Income[2] (d)	$ 55,911	$ 44,045	$ 44,461	$ 47,119	$ 56,591	$ 61,337	$ 69,559	$ 90,847	$ 149,426	$ 189,806	$ 103,710	$ 165,047
Efficiency Ratio[3] (a/b)	56.20%	67.73%	65.55%	72.67%	64.32%	66.47%	71.78%	64.37%	67.75%	61.84%	68.08%	67.48%
Core Efficiency Ratio (c/d)	53.81%	66.32%	65.43%	69.35%	62.59%	61.02%	66.94%	63.42%	61.14%	60.58%	65.66%	63.93%

Note: Dollars in thousands.
(1) The third quarter 2022 results described above for the Company are estimated, preliminary, subject to completion and may change. Because the Company has not completed its normal quarterly closing and review procedures for the third quarter, and subsequent events may occur that require adjustments to these results, there can be no assurance that the final results for the third quarter will not differ materially from these estimates.
(2) Excludes gains/losses on sales of securities.
(3) Noninterest expense (excluding provision for loan losses) divided by noninterest income plus net interest income less gain/loss on sales of securities.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Core Pre-tax, Pre-provision Earnings (PTPP)

	Fiscal Quarter Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	Preliminary Qtr Ended[1] 9/30/2022	YTD[1] 2022
Core pre-tax, pre-provision earnings:							
Net Income	$ 17,428	$ 10,311	$ 12,068	$ 8,731	$ 13,757	$ -	$ -
Income Taxes	$ 4,536	$ 2,617	$ 2,536	$ 2,303	$ 3,484	$ -	$ -
Provision for Loan Losses	$ 2,241	$ 1,147	$ 1,300	$ 1,617	$ 2,945	$ -	$ -
Pre-tax, pre-provision earnings	$ 24,205	$ 14,075	$ 15,904	$ 12,651	$ 20,186	$ 20,649	$ 53,486
Adjustments:							
(Gain)/Loss Former Bank Premises & Equipment	$ 540	$ 392	$ 78	$ 717	$ -	$ -	$ 717
(Gain)/Loss on Sale of Securities	$ 50	$ 11	$ (444)	$ 31	$ 8	$ 7	$ 46
(Gain)/Loss on Sale of Banking Center	$ -	$ -	$ (492)	$ -	$ -	$ -	$ -
Occupancy and bank premises- hurricane repair	$ 938	$ 211	$ 57	$ 231	$ 270	$ (265)	$ 236
Acquisition-related expenses	$ 94	$ 145	$ 266	$ 811	$ 708	$ 3,521	$ 5,040
Stock Option Exercises	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Core pre-tax, pre-provision earnings	$ 25,827	$ 14,834	$ 15,369	$ 14,441	$ 21,172	$ 23,912	$ 59,525

Note: Dollars in thousands. YTD as of September 30, 2022.

(1) The third quarter 2022 results described above for the Company are estimated, preliminary, subject to completion and may change. Because the Company has not completed its normal quarterly closing and review procedures for the third quarter, and subsequent events may occur that require adjustments to these results, there can be no assurance that the final results for the third quarter will not differ materially from these estimates.